Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Citizens Financial Services, Inc.

•	Registration Statement on Form S-8 relating to the Citizen Financial Services, Inc. 2023 Employee Stock Purchase Plan (File #333-282771)

•	Registration Statement on Form S-8 relating to the Citizens Financial Services, Inc. 2016 Equity Incentive Plan (File #333-211662)

•	Registration Statement on Form S-3/D related to Citizens Financial Services, Inc. Dividend Reinvestment Plan (File #333-187451)

of our reports dated March 6, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Citizens Financial Services, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Citizens Financial Services, Inc. for the year ended December 31, 2024.

/s/S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
March 6, 2025